Exhibit 99.1

For more information, contact:

Thomas F. Rose

Chief Financial Officer

Wendy Crites Wacker, APR

Corporate Communications

Phone (386) 418-8888

Susan A. Noonan

The SAN Group, LLC

Phone (212) 966-3650

REGENERATION TECHNOLOGIES ANNOUNCES 2006 THIRD QUARTER RESULTS

Company Will Hold Conference Call at 9:00 a.m. ET

ALACHUA, Fla. (November 8, 2006) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic, cardiovascular and other biologic implants, announced today that the company’s revenues were $18.1 million for the third quarter 2006 and $54.9 million for the nine months ended September 30, 2006, compared to $22.5 million for the third quarter 2005 and $55.1 million for the nine months ended September 30, 2005.

For the third quarter ended September 30, 2006, the company reported net loss of $1.5 million and net loss per diluted share of $0.05, compared to net loss of $1.6 million and net loss per diluted share of $0.06 for the third quarter 2005. For the nine months ended September 30, 2006 the company reported net loss of $4.4 million and net loss per diluted share of $0.15, compared to net loss of $3.8 million and net loss per diluted share of $0.14 for the nine months ended September 30, 2005.

During the third quarter and first nine months of 2006, the company recorded stock-based compensation expense totaling approximately $800,000 and $2.3 million, respectively, before income taxes, or $0.02 and $0.06, respectively, on net loss per diluted share, under the provisions of Statement of Financial Accounting Standards No. 123R. Prior to 2006, the company accounted for stock-based compensation under Accounting Principles Board Opinion No. 25.

“There are four key initiatives that we have been making progress on, which should positively impact 2007 results,” said Brian K. Hutchison, RTI’s chairman, president and CEO. “First, we are developing new strategic relationships to gain additional donated human tissue, enabling us to better meet surgeon demand for our implants. Second, we are expanding our clinical and marketing efforts for our Sterling® xenograft line, which we initially launched in 2006. Third, as a result of our newly crafted agreement with our largest distributor, Medtronic Sofamor Danek, we will be finalizing new agreements for distribution of bone graft substitutes and spine implants, which will be crucial to our growth in the coming year. And fourth, new product introductions for bone graft substitutes, xenograft and assembled bone-tendon-bone implants should drive growth in the coming year.”

The company has also been involved in consideration and discussion of various strategic alternatives during the third quarter, including strategic partnerships, sales or exchanges of assets and business combinations, including the acquisition of other companies and the acquisition of the company. Some of these discussions and considerations have continued during the fourth quarter. Other than a strategic tissue sourcing agreement reached in Nov. 2006 with Tutogen Medical, the company has not yet reached any definitive agreements with respect to these strategic alternatives, and even if it does, there is no assurance that the agreements will be consummated.

Third Quarter and Nine Month 2006 Analysis

Spinal Constructs: Revenues from distribution of spinal implants were $9.1 million for the third quarter, compared to $10.4 million in the prior year period, representing a decrease of 12.2 percent. Revenues for the nine months ended September 30, 2006 were $27.0 million, compared to $25.5 million in the prior year period, representing an increase of 5.7 percent. The revenue volumes were impacted in the third quarter of 2006 by reduced tissue available for processing spinal implants to meet our customer demand.

Bone Graft Substitutes: Revenues from distribution of bone graft substitutes were $2.6 million for the third quarter, compared to $5.8 million for the prior year period, representing a decrease of 55.0 percent. Revenues for the nine months ended September 30, 2006 were $10.1 million, compared to $13.0 million for the prior year period, representing a decrease of 22.5 percent. Bone graft substitutes consist of all moldable and flowable bone pastes, as well as all chips and cubes. The revenues in the third quarter were impacted by reduced orders from our two largest distributors due to timing of the stocking orders.

Sports Medicine: Revenues from distribution of sports medicine implants were $3.6 million for the third quarter, compared to $3.4 million for the prior year period, representing an increase of 7.3 percent. Revenues for the nine months ended September 30, 2006 were $10.3 million, compared to $7.6 million for the prior year period, representing an increase of 36.3 percent. The increase in revenues for the nine-month period was principally due to higher fees recognized through our direct distribution network compared to an independent distribution partner in 2005.

Cardiovascular: Revenues from distribution of cardiovascular implants were $1.4 million for the third quarter, compared to $2.1 million for the prior year period, representing a decrease of 31.7 percent. Revenues for the nine months ended September 30, 2006 were $4.3 million, compared to $6.0 million for the prior year period, representing a decrease of 27.7 percent. The primary reason for the decreased revenue was lower cardiovascular recoveries during the quarter and nine months. Demand for these life-saving implants remains high.

General Orthopedic: Revenues from general orthopedic implants were $223,000 for the third quarter, compared to $309,000 for the third quarter of the prior year period, representing a decrease of 27.8 percent. Revenues for the nine months ended September 30, 2006 were $726,000, compared to $787,000 for the nine months of the prior year period, representing a decrease of 7.8 percent. General orthopedic revenue consists of bone blocks, strips, wedges and shafts. Revenues in the current year periods are down primarily due to lower levels of tissue available for distribution.

Other: Revenues from other implants were $1.1 million for the third quarter almost doubled, compared to $555,000 for the third quarter of the prior year period. Revenues for the nine months ended September 30, 2006 were $2.4 million, compared to $2.2 million for the nine months of the prior year period, representing an increase of 11.2 percent. Other revenues consist of tissue recovery fees, biomedical laboratory fees, manufacturing royalties, shipping fees, distribution of reproductions of our allografts to distributors for demonstration purposes and restocking fees. The increase in the third quarter was primarily a result of higher revenues from transfer of dermis tissues to another processor.

Conference Call

RTI will hold a live conference call and simultaneous audio web cast on Wednesday, November 8, 2006 at 9:00 a.m. ET to discuss third quarter results. The conference call can be accessed by dialing 888-390-0675, passcode RTIXQ THREE. The web cast can be accessed through the investor section of RTI’s web site at www.rtix.com. A telephone replay of the call will be available through December 7, 2006 and can be accessed by calling 800-871-1323; the replay will also be available at www.rtix.com.

About Regeneration Technologies, Inc.

RTI processes allograft and xenograft tissue into shaped implants for use in orthopedic, cardiovascular and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than half a million allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, growth rates, new product introductions, future operational improvements and results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

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REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Fees from tissue distribution	$17,010	$21,994	$52,438	$52,877
Other revenues	1,101	555	2,441	2,196

Total net revenues	18,111	22,549	54,879	55,073
Costs of processing and distribution	12,410	17,955	37,692	40,887

Gross profit	5,701	4,594	17,187	14,186

Operating Expenses	7,851	7,207	23,707	20,351

Operating loss	(2,150)	(2,613)	(6,520)	(6,165)
Net other income (expense)	17	(136)	30	(492)

Loss before income tax benefit	(2,133)	(2,749)	(6,490)	(6,657)
Income tax benefit	606	1,152	2,054	2,813

Net loss	$(1,527)	$(1,597)	$(4,436)	$(3,844)

Net loss per common share - basic	$(0.05)	$(0.06)	$(0.15)	$(0.14)

Net loss per common share - diluted	$(0.05)	$(0.06)	$(0.15)	$(0.14)

Weighted average shares outstanding - basic	29,768,916	27,834,975	29,753,084	27,132,660

Weighted average shares outstanding - diluted	29,768,916	27,834,975	29,753,084	27,132,660

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Revenues

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Fees from tissue distribution:
Spinal constructs	$9,139	$10,408	$26,950	$25,491
Bone graft substitutes	2,626	5,838	10,088	13,024
Sports medicine	3,597	3,352	10,348	7,591
Cardiovascular	1,425	2,087	4,326	5,984
General orthopedic	223	309	726	787
Other revenues	1,101	555	2,441	2,196

Total	$18,111	$22,549	$54,879	$55,073

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2006	December 31, 2005
Assets
Current Assets:
Cash and cash equivalents	$16,472	$25,559
Accounts receivable - net	8,043	9,021
Inventories	40,538	38,534
Other current assets	8,680	12,181

Total current assets	73,733	85,295
Property, plant and equipment - net	42,060	44,527
Other assets	18,410	12,440

Total assets	$134,203	$142,262

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$7,006	$7,123
Other current liabilities	7,533	8,575

Total current liabilities	14,539	15,698
Other liabilities	3,851	8,751

Total liabilities	18,390	24,449
Total stockholders’ equity	115,813	117,813

Total liabilities and stockholders’ equity	$134,203	$142,262

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Cash flows from operating activities:
Net loss	$(1,527)	$(1,597)	$(4,436)	$(3,844)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,302	1,121	3,848	3,345
Amortization of deferred financing costs	43	43	127	131
Change in working capital	251	1,471	(2,825)	(1,402)
Other	(3,145)	(1,381)	(3,253)	(3,340)

Net cash used in operating activities	(3,076)	(343)	(6,539)	(5,110)

Cash flows from investing activities:
Purchases of property, plant and equipment	(370)	(638)	(1,075)	(3,359)
Purchase of intellectual property	—	—	—	(1,600)
Proceeds from sale of property, plant and equipment	—	—	200	—

Net cash used in investing activities	(370)	(638)	(875)	(4,959)

Cash flows from financing activities:
Payments on capital lease and note obligations	(575)	(564)	(1,719)	(1,747)
Proceeds from revolving line of credit	—	—	—	3,000
Payment on revolving line of credit	—	(3,000)	—	(3,000)
Proceeds from exercise of stock options	38	686	46	1,155

Net cash (used in) provided by financing activities	(537)	19,497	(1,673)	21,783

Net (decrease) increase in cash and cash equivalents	(3,983)	18,516	(9,087)	11,714
Cash and cash equivalents, beginning of period	20,455	4,682	25,559	11,484

Cash and cash equivalents, end of period	$16,472	$23,198	$16,472	$23,198